Exhibit 99.1
Best Buy Reports First Quarter Results
Comparable Sales Increased 2.0%
Diluted EPS Increased 38% to $1.31
Adjusted Diluted EPS Increased 11% to $1.28
Reiterates FY27 Adjusted Diluted EPS Guidance of $6.30 to $6.60

MINNEAPOLIS, May 28, 2026 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 2, 2026 (“Q1 FY27”), as compared to the 13-week first quarter ended May 3, 2025 (“Q1 FY26”).

	Q1 FY27	Q1 FY26
Revenue ($ in millions)
Enterprise	$8,936	$8,767
Domestic segment	$8,249	$8,127
International segment	$687	$640
Enterprise comparable sales % change[1]	2.0%	(0.7)%
Domestic comparable sales % change[1]	1.8%	(0.7)%
Domestic comparable online sales % change[1]	1.4%	2.1%
International comparable sales % change[1]	4.7%	(0.7)%
Operating Income
Operating income as a % of revenue	4.1%	2.5%
Adjusted operating income as a % of revenue	4.1%	3.8%
Diluted Earnings per Share ("EPS")
Diluted EPS	$1.31	$0.95
Adjusted diluted EPS	$1.28	$1.15
For GAAP to non-GAAP reconciliations of the consolidated adjusted measures used throughout this release, please refer to the attached supporting schedule.

“Today we are pleased to report better-than-expected results for the first quarter,” said Corie Barry, Best Buy CEO. “Our comparable sales grew 2% versus last year, higher than our outlook, with positive comps across the majority of our major product categories and strong performance in our Best Buy Ads and Marketplace initiatives. We also drove operating income rate expansion and EPS growth.”

Barry continued, “Thanks to our incredibly dedicated employees, we are delivering on our strategy to strengthen our position in retail as a leading omni-channel destination for technology while at the same time scaling new profit streams like Best Buy Ads and Marketplace that we expect to provide considerable benefit over time.”

“With this momentum, I believe it is the right time to transition the leadership of Best Buy, and step down as CEO later this year,” continued Barry. “With his unmatched experience and focus on the customer, I know Jason Bonfig is the right person to take Best Buy into its next phase, which is outlined by his four priorities.”

“I look forward to working closely with our teams to build on the progress we are making, specifically focusing on four areas to grow our business: (1) advancing Best Buy as a Retail, Media and Advertising, and Technology company; (2) expanding and growing our reach; (3) elevating the Best Buy experience; and (4) being a human-

powered, customer-focused company,” said Jason Bonfig, Best Buy Chief Customer, Product and Fulfillment Officer and incoming CEO (effective November 1, 2026).

FY27 Financial Guidance

“We are pleased with our first quarter results and are maintaining our guidance for the year,” said Matt Bilunas, Best Buy CFO. “Comparable sales have started strong in May, with month-to-date growth up high single digits. Our comparable sales outlook for the full quarter is approximately 1.0% growth as we start to lap last year’s very successful gaming launch in June. We expect our Q2 adjusted operating income rate to be approximately 3.9%, which is flat to last year.”

The company is reiterating the following full-year FY27 financial guidance provided on March 3, 2026:

•Revenue of $41.2 billion to $42.1 billion
•Comparable sales % change1 of (1.0%) to 1.0%
•Adjusted operating income rate2 of 4.3% to 4.4%
•Adjusted effective income tax rate2 of approximately 25.5%
•Adjusted diluted EPS2 of $6.30 to $6.60
•Capital expenditures of approximately $750 million

Domestic Segment Q1 FY27 Results

Domestic Revenue
Domestic revenue of $8.25 billion increased 1.5% versus last year, primarily driven by comparable sales growth of 1.8%.

From a category perspective, the largest drivers of the comparable sales growth on a weighted basis were gaming, computing, mobile phones and services. These drivers were partially offset by a decline in appliances.

Domestic online revenue of $2.62 billion increased 1.4% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was flat to last year at 31.7%.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.7% versus 23.5% last year. The higher gross profit rate included growth in Marketplace and Best Buy Ads, and improved financial performance from the company's traditional services offerings. The previous items were largely offset by lower product margin rates.

Domestic Adjusted Selling, General and Administrative Expenses (“SG&A”)
Domestic adjusted SG&A was $1.60 billion, or 19.3% of revenue, versus $1.58 billion, or 19.4% of revenue, last year. Adjusted SG&A increased primarily due to higher expenses related to the company's Marketplace and Best Buy Ads initiatives and lapping a favorable indirect tax settlement received in Q1 FY26. The previous items were partially offset by lower Best Buy Health expense.

International Segment Q1 FY27 Results

International Revenue
International revenue of $687 million increased 7.3% versus last year. The revenue increase was primarily driven by comparable sales growth of 4.7% and the favorable impact of foreign exchange rates.

International Gross Profit Rate
International gross profit rate was 21.5% versus 22.0% last year. The lower gross profit rate was primarily due to lower product margin rates.

International Adjusted SG&A
International adjusted SG&A was $143 million, or 20.8% of revenue, versus $137 million, or 21.4% of revenue, last year. The higher adjusted SG&A was primarily driven by the negative impact of foreign exchange rates and higher depreciation expense.

Restructuring Charges

The company incurred a $9 million reduction to restructuring charges versus $109 million of restructuring charges last year. The prior year charges were primarily associated with a restructuring initiative within the company's Best Buy Health business that commenced in Q1 FY26.

Income Taxes
The Q1 FY27 effective tax rate was 26.9% versus 8.6% last year. The adjusted effective tax rate of 27.0% was flat to last year. The higher effective tax rate was primarily driven by the restructuring charges in Q1 FY26 related to the Best Buy Health business.

Share Repurchases and Dividends

In Q1 FY27, the company returned a total of $202 million to shareholders through dividends. The company still expects to spend approximately $300 million on share repurchases during FY27.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.96 per common share. The regular quarterly dividend is payable on July 9, 2026, to shareholders of record as of the close of business on June 18, 2026.

Revenue Category Reclassification

Beginning in Q1 FY27, the company reclassified certain amounts within its revenue categories to better align with management's current view of the business. The reclassification primarily relates to credit card revenue and digital content revenue (including digital gaming, software and subscriptions) that were previously included in various product revenue categories and, following the reclassification, are now included within services revenue. The reclassification impacts only the presentation of revenue by category and does not affect previously reported total revenue, total comparable sales, net earnings or cash flows.

Prior-period revenue mix and comparable sales by revenue category included herein have been recast to conform with this reclassification. Recast revenue category information for FY25 and FY26, as well as for each quarter within such fiscal years, is attached as Exhibit 99.2 in the company's Current Report on Form 8-K filed on May 28, 2026, and is also available on the company's investor relations website at www.investors.bestbuy.com.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 28, 2026. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected adjusted operating income rate, adjusted effective income tax rate, and adjusted diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and acquired intangible asset impairments; certain long-lived asset impairments; gains and losses on disposals of subsidiaries and certain investments; amortization of definite-lived intangible assets associated with acquisitions; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “appear,” “approximate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “project,” “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to real GDP growth, inflation, recession, consumer confidence, employment levels, effects of the government closures, cost of living, uncertainty over the availability of government benefits, tax rates, availability of consumer financing, interest rates, housing market conditions, foreign currency exchange rates, the price of oil, gas and other commodities and other macroeconomic trends); geopolitical pressures (including issues related to trade routes, political instability and divisiveness, the potential implementation of more restrictive trade policies, tariff increases and/or volatility, the realignment of alliances or the renegotiation of existing trade agreements); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers, in the provision of delivery speed and options and with the strategic use of artificial intelligence); our ability to attract and retain qualified employees and changes in market compensation rates; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively identify, manage and execute enterprise-wide strategies, such as strategic ventures, alliances or acquisitions; our ability to effectively manage our infrastructure, real estate portfolio and market segmentation strategy; interruptions and other factors affecting our supply chain (impacting our stores or other aspects of our operations); our utilization of third-party vendors for certain aspects of our operations; risks associated with the products we sell, including those products sold on our Marketplace platforms and products under our exclusive brand labels; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and corporate responsibility and sustainability matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates); failure to meet any financial performance guidance or other forward-looking statements; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the banking and capital markets; and changes in our credit ratings. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2026	May 3, 2025
Revenue	$8,936	$8,767
Cost of sales	6,834	6,718
Gross profit	2,102	2,049
Gross profit %	23.5%	23.4%
Selling, general and administrative expenses	1,741	1,721
SG&A %	19.5%	19.6%
Restructuring charges	(9)	109
Operating income	370	219
Operating income %	4.1%	2.5%
Other income (expense):
Investment income and other	19	15
Interest expense	(11)	(12)
Earnings before income tax expense and equity in loss of affiliates	378	222
Income tax expense	102	19
Effective tax rate	26.9%	8.6%
Equity in loss of affiliates	—	(1)
Net earnings	$276	$202

Basic earnings per share	$1.31	$0.95
Diluted earnings per share	$1.31	$0.95

Weighted-average common shares outstanding:
Basic	210.4	212.0
Diluted	211.3	213.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	May 2, 2026	May 3, 2025
Assets
Current assets
Cash and cash equivalents	$1,749	$1,147
Receivables, net	906	744
Merchandise inventories	5,598	5,194
Other current assets	487	500
Total current assets	8,740	7,585
Property and equipment, net	1,987	2,089
Operating lease assets	2,870	2,821
Goodwill	790	908
Other assets	503	725
Total assets	$14,890	$14,128

Liabilities and equity
Current liabilities
Accounts payable	$5,118	$4,670
Unredeemed gift card liabilities	229	246
Deferred revenue	843	891
Accrued compensation and related expenses	317	367
Accrued liabilities	665	617
Current portion of operating lease liabilities	614	611
Current portion of long-term debt	11	10
Total current liabilities	7,797	7,412
Long-term operating lease liabilities	2,343	2,277
Long-term debt	1,158	1,153
Long-term liabilities	509	523
Equity	3,083	2,763
Total liabilities and equity	$14,890	$14,128

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2026	May 3, 2025
Operating activities
Net earnings	$276	$202
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	194	211
Restructuring charges	(9)	109
Stock-based compensation	40	40
Deferred income taxes	10	(51)
Other, net	1	(2)
Changes in operating assets and liabilities:
Receivables	138	298
Merchandise inventories	(367)	(95)
Other assets	12	7
Accounts payable	349	(330)
Income taxes	42	7
Other liabilities	(311)	(362)
Total cash provided by operating activities	375	34

Investing activities
Additions to property and equipment	(160)	(166)
Total cash used in investing activities	(160)	(166)

Financing activities
Repurchase of common stock	—	(100)
Dividends paid	(202)	(202)
Other, net	—	(3)
Total cash used in financing activities	(202)	(305)

Effect of exchange rate changes on cash	—	4
Increase (decrease) in cash, cash equivalents and restricted cash	13	(433)
Cash, cash equivalents and restricted cash at beginning of period	2,023	1,868
Cash, cash equivalents and restricted cash at end of period	$2,036	$1,435

BEST BUY CO., INC.
SEGMENT AND REVENUE CATEGORY INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 2, 2026	May 3, 2025
Domestic Segment
Revenue	$8,249	$8,127
Comparable sales % change	1.8%	(0.7)%
Comparable online sales % change	1.4%	2.1%
Gross profit	$1,954	$1,908
Gross profit as a % of revenue	23.7%	23.5%
Adjusted SG&A1	$1,596	$1,579
Adjusted SG&A as a % of revenue[2]	19.3%	19.4%
Adjusted operating income[1]	$358	$329
Adjusted operating income as a % of revenue[3]	4.3%	4.0%
International Segment
Revenue	$687	$640
Comparable sales % change	4.7%	(0.7)%
Gross profit	$148	$141
Gross profit as a % of revenue	21.5%	22.0%
Adjusted SG&A1	$143	$137
Adjusted SG&A as a % of revenue[2]	20.8%	21.4%
Adjusted operating income[1]	$5	$4
Adjusted operating income as a % of revenue[3]	0.7%	0.6%
(1)Represents segment Adjusted SG&A and segment Adjusted operating income as reported in accordance with Accounting Standards Codification 280, Segment Reporting.
(2)Segment Adjusted SG&A as a % of revenue is calculated as segment Adjusted SG&A divided by segment Revenue.
(3)Segment Adjusted operating income as a % of revenue is calculated as segment Adjusted operating income divided by segment Revenue.

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
	May 2, 2026	May 3, 2025[1]	May 2, 2026	May 3, 2025[1]
Domestic Segment
Computing and Mobile Phones	47%	46%	4.2%	6.1%
Consumer Electronics	26%	27%	(2.7)%	(5.2)%
Appliances	10%	12%	(13.6)%	(8.0)%
Services	10%	9%	5.5%	0.6%
Entertainment	7%	5%	38.1%	(15.2)%
Other	—%	1%	(20.1)%	(2.7)%
Total	100%	100%	1.8%	(0.7)%
International Segment
Computing and Mobile Phones	50%	50%	6.4%	1.7%
Consumer Electronics	26%	27%	2.0%	(1.7)%
Appliances	8%	9%	(8.3)%	(2.5)%
Services	7%	7%	2.5%	9.0%
Entertainment	7%	6%	19.2%	(17.9)%
Other	2%	1%	26.0%	(13.2)%
Total	100%	100%	4.7%	(0.7)%
(1)Beginning in Q1 FY27, the company reclassified certain amounts within its revenue categories to better align with management's current view of the business. The reclassification primarily relates to credit card revenue and digital content revenue (including digital gaming, software and subscriptions) that were previously included in various product revenue categories and, following the reclassification, are now included within services revenue. To ensure its financial results are comparable, the company has recast revenue, revenue mix and comparable sales by revenue category for FY25 and FY26, as well as for each quarter within such fiscal years, to conform with this reclassification. Refer to Exhibit 99.2 in the company's Current Report on Form 8-K filed on May 28, 2026, for additional information.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)
The following information provides reconciliations of the most comparable consolidated financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented consolidated adjusted financial measures (non-GAAP financial measures). The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and acquired intangible asset impairments, certain long-lived asset impairments, price-fixing settlements, gains and losses on disposals of subsidiaries and certain investments, amortization of definite-lived intangible assets associated with acquisitions, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended
	May 2, 2026	May 3, 2025
SG&A	$1,741	$1,721
% of revenue	19.5%	19.6%
Intangible asset amortization[1]	(2)	(5)
Adjusted SG&A	$1,739	$1,716
% of revenue	19.5%	19.6%

Operating income	$370	$219
% of revenue	4.1%	2.5%
Intangible asset amortization[1]	2	5
Restructuring charges[2]	(9)	109
Adjusted operating income	$363	$333
% of revenue	4.1%	3.8%

Effective tax rate	26.9%	8.6%
Intangible asset amortization[1]	-%	0.3%
Restructuring charges[2]	0.1%	18.1%
Adjusted effective tax rate	27.0%	27.0%

	Three Months Ended			Three Months Ended
	May 2, 2026			May 3, 2025
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
Diluted EPS			$1.31			$0.95
Intangible asset amortization[1]	$2	$2	0.01	$5	$4	0.02
Restructuring charges[2]	(9)	(7)	(0.04)	109	39	0.18
Adjusted diluted EPS			$1.28			$1.15
(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships and tradenames.
(2)Amounts for the three months ended May 2, 2026, primarily relate to subsequent adjustments to a labor and store optimization restructuring initiative that commenced in Q2 FY26. Charges for the three months ended May 3, 2025, primarily relate to a restructuring initiative within the company’s Best Buy Health business that commenced in Q1 FY26.
(3)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%, adjusted for tax benefits discrete to the period.